EXHIBIT 99.1

GBT IP Technology Portfolio and Other Updates

Santa Monica, April 25, 2023 -- GBT Technologies Inc. (OTC PINK: GTCH ) (“GBT” or the “Company”), is pleased to provide an update covering its intellectual properties (“IP”) portfolio and other news.

GBT is continuing to focus on its core competency around Research & Development (“R&D”) through the self-developing of a targeted technology IP portfolio combining patents, trade secrets and prototypes.

GBT now holds 14 patents and has 25 submissions within the following domains: asset tracking, 3-D MP Microchip Design (semiconductors), EDA software-tools, ID, cyber security, pattern recognition, tele-health, health, AI, Avant!AI, computer vision systems, IoT, mesh networks, radio networks. The Company has been focused on delivering a steady stream of new IP with the goal of portfolio expansion and the development of new ideas and successful patents since it switched to an IP business model a bit over two years ago. In the first Q of 2023, GBT added another four approved patents to the growing IP.

With positive industry feedback, GBT will continue to focus on expanding the family of its various patents and concentrating on strategic potential partnerships with the goal of integrating these technologies into a broad marketplace, diversifying the risk within all these areas.

GBT 1Q 2023 Highlights:

●	12.5% IP Portfolio growth increase in the 1Q 2023

●	GBT filed its Annual Report for the year ended December 31, 2023

●	AVANT! AI™, the core AI system of GBT, was registered as a trademark to provide name and IP protection. The core technology will remain a trade secret but is now open for licensing to build specific applications or application skins. Press Release Trademark

●	The qTerm health device has been tested and with approval of the patent on May 2, 2023, the technology and hardware are ready to be licensed and manufactured by a 3rd party. Patent Announcement

●	GBT signed a binding LOI with Bannix Acquisition Corp for GBT’s Apollo technology in conjunction with self-driving cars and public transport passenger safety. SEC Filing

●	GBT sold Avant! AI ™ to Trend Innovation Holdings Inc. Press Release Tren

“We slightly improved our position in all areas of operation including cash, marketing, and profits, but ultimately still have a lot of work to do. We continue to believe that expanding and developing our own Technology IP Portfolio will lead to results. The successful placement of Avant! AI™ and Apollo this month is proof that there is a market for our current technology and that the strategy of developing an IP Portfolio and placement to increase shareholder value is working”, says Mansour Khatib, CEO of GBT.

With regard to Apollo, Steven Lake, CEO of EVIE Autonomous Ltd, commented: “We are always seeking relevant technologies that can support our core mission, I appreciate the value Apollo adds to EVIE as a backup to our core AI and radar control sensors and understanding of our vehicle’s location.”

About US

GBT Technologies, Inc. (OTC PINK: GTCH) (“GBT”) (http://gbtti.com) is a development stage company which considers itself a native of Internet of Things (IoT), Artificial Intelligence (AI) and Enabled Mobile Technology Platforms used to increase IC performance. GBT has assembled a team with extensive technology ability and is building an intellectual property portfolio consisting of many patents. GBT’s mission, to license technology and IP to synergetic partners in the areas of hardware and software. Once commercialized, it is GBT’s goal to have a suite of products including smart microchips, AI, encryption, Blockchain, IC design, mobile security applications, database management protocols, with tracking and supporting cloud software (without the need for GPS). GBT envisions this system as a creation of a global mesh network using advanced nodes and super performing new generation IC technology. The core of the system will be its advanced microchip technology; technology that can be installed on any mobile or fixed device worldwide. GBT’s vision is to produce this system as a low cost, secure, private-mesh-network between all enabled devices. Thus, providing shared processing, advanced mobile database management and sharing while using these enhanced mobile features as an alternative to traditional carrier services.

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements”. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements because of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, governmental and public policy changes, the Company’s ability to raise capital on acceptable terms, if at all, the Company’s successful development of its products and the integration into its existing products and the commercial acceptance of the Company’s products. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

Contact:

Mansour Khatib, CEO
press@gopherprotocol.com